                                  Exhibit 12.1

Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for the six month periods ended June 30, 1998 and June 30, 1997

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

                                            For the six months ended
                                         June 30, 1998    June 30, 1997
                                         -------------    -------------
Net income                                  $42,006         $13,590
Interest expense                             31,667          14,990
                                            -------         -------
Earnings before interest                     73,673          28,580

Interest expense                             31,667          14,990
Preferred dividends                           1,750           8,410
                                            -------         -------
Fixed charges                                33,417          23,400

Earnings to fixed charges and preferred
     stock dividend requirements               2.20            1.22
                                            -------         -------
                                            -------         -------

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